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EXHIBIT 5.1

July 30, 2003

Click Commerce, Inc.
200 East Randolph Drive
Suite 4900
Chicago, Illinois 60601

  Re:
  Amended and Restated Click Commerce, Inc. Directors' Stock Option and Stock Award Plan

Ladies and Gentlemen:

        We are providing this opinion in connection with the Registration Statement of Click Commerce, Inc., a Delaware corporation (the "Company"), on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), with respect to the registration under the Securities Act of 1933, as amended, of 500,000 shares of the Company's common stock, par value $.001 per share (the "Shares"), which may be issued pursuant to the Amended and Restated Click Commerce, Inc. Director's Stock Option and Stock Award Plan (the "Plan") and which Shares may be purchased upon the exercise of options for such Shares.

        We have examined originals, photocopies, or conformed copies of: (i) the Registration Statement; (ii) the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date; (iii) the Plan; and (iv) the records of certain of the Company's corporate proceedings relating to the granting of restricted stock and stock options with respect to the Shares pursuant to the Plan.

        In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

        Based on the foregoing, we are of the opinion that all legal and corporate proceedings necessary for the authorization, issuance and delivery of the Shares under the Plan have been duly taken and, upon issuance pursuant to the terms of the Plan, will be legally issued, fully paid and nonassessable.

        We are admitted to the Bar in the State of Illinois. We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of Illinois, (ii) the General Corporation Law of the State of Delaware, and (iii) the Federal laws of the United States of America to the extent specifically referred to herein.

        This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the references to our firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ McDermott, Will & Emery

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  EXHIBIT 5.1